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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     4)     Date Filed: May 20, 2002


  (These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)
                ==============================================


 COATES AND KENNEDY'S KEY POINTS ON MAXIMIZING THE VALUE OF NETRO CORPORATION

MISSION: Serve the shareholders. Maximize the value of shares. Improve corporate governance.

We believe that Netro's shares can sell for at least today's cash value. We also believe that Netro's shares can potentially be worth far more if the company can be effectively managed as an independent entity.

Here are a number of actions that we think Netro's management and directors can take in the coming months to better serve all shareholders:

*       Provide for better disclosure of information to shareholders.

*       Stop the repricing of options.

* Establish a nominating committee for the board of directors. Solicit input from shareholders on nominations.

* Review and revise other corporate governance provisions to bring them into line with current standards recommended by the NACD, CalPERS, and ISS.

* Buy back shares to offset dilution. Shares outstanding have increased from approximately 52.5 million at the end of 2001 to 60.9 million today. In addition, there are substantial options that have been issued at prices close to the trading range of this stock.

* Buy back shares to increase the value of stock. Shares trade at a very deep discount to cash. The cash and marketable securities per share, although it has fallen substantially, was approximately $5.17 on March 31, 2002. Netro stock closed at $2.64 on May 17, 2002. Buying cash for 50 to 60 cents on the dollar is a very high return, low risk investment strategy, especially given the depths of the depression in the telecom business.

* Reduce costs. Costs have soared even while sales have declined precipitously and cash burn rates have therefore increased dramatically. Costs can be reduced substantially without reducing the effectiveness of the company.

* Consider replacing Arthur Andersen over a well-defined transition period.

* Partner with a large Chinese company. The market in China may have the greatest near term potential and Netro competitors have already announced partnerships. At the same time, Netro should address the needs of its important customers in Latin America and Europe and provide excellent engineering support to its installed base.

* Find a new OEM to replace the lost Lucent OEM relationship. Netro's attempt to grow its own sales force comes too late and costs too much. Moreover, it burdens Netro with large costs that are not tied directly to revenues.

* Acquire or invest in smaller wireless technology companies. Technology is changing very rapidly in this area and the only way to stay current is to avoid a not invented here mentality.

* Find some way to use the very large net operating loss carryforward of $173,000,000. This NOL has a potential value of 55-65 million dollars in terms of reducing taxes but Netro must probably remain an independent entity for this to be the case.

* Replace the top talent that has left the company since 1998. Netro has lost it top two technology people who developed their primary product. They have lost the top two executives who formed and cultivated the relationship with Lucent that at one time accounted for 80% of their sales. They have lost the CFO who took them public and saw the company's sales and stock price surge higher.

* Hold management accountable for meeting realistic goals and budgets. Do the same for directors.